AGREEME NT TO EXTEND DEBT PAYMENT

THIS AGREEMENT made effective as of the 9th day of January, 2014.

BETWEEN:

Harmonic Energy. Inc.

3rd Floor. 207 Regent Street

London, England W I B 3HH

(the "Borrower")

- and -

Seahorse Investments Ltd.

Trust Company Complex,

Ajeltake Road. Ajeltake

Majuro MH96960

Marshall Islands

(the "Lender")

The parties hereby acknowledge that the Borrower is indebted to Lender in the sum of U S $50,000 .00 (the "Debt''), which is now due and payable. Lender hereby agrees to extend the term for payment of Debt.

THIS DEED WITNESSETH:

Lender hereby agrees to the payment of Debt on extended terms with interest upon the unpaid balance at the rate of 8% per annum, payable under the terms of the original Promissory Note signed on the 9th of January 2013. The Lender has agreed to extend the Maturity Date of the loan until January 9th, 2015. It should be noted however that should a second extension be required both parties will negotiate a new Convertible Note which will replace the terms and condition of the original Promissory Note.

Borrower hereby agrees to pay Debt to Lender together with interest thereon under the terms set out above. If Borrower shall fail to make any payment on the agreed due date, Lender shall have the full right to collect the entire balance then owing which shall become immediately due and payable. If there shall be a default of the Agreement, Borrower shall pay all reasonable solicitors' fees and collection costs. At the election of Lender. Borrower hereby agrees to execute note(s) evidencing the balance then due on terms consistent with this Agreement.

This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.

IN WITNESS OF WHICH the parties have signed this Agreement the day and the year first above written.

Harmonic Energy, Inc.	Seahorse Investments Ltd.
/s/ Jamie Mann	/s/ Rene Berlinger
Jamie Mann	Rene Berlinger